Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 16, 2011, with respect to the consolidated financial statements of Radiancy Inc. included in the current report on Form 8-K filed with the U.S. Securities and Exchange Commission on December 16, 2011 for the three years ended December 31, 2010, which is incorporated by reference in this registration statement of Photomedex Inc. We consent to the incorporation by reference of said report in this Registration Statement of Photomedex Inc. on Form S-3 (File No. 333-178751), and to the use of our name as it appears under the caption “Experts”.

/s/ FAHN KANNE & CO.

Tel Aviv, Israel

January 13, 2012

Certified Public Accountants

Fahn Kanne & Co. is the Israeli member firm of Grant Thornton International Ltd